Exhibit 16

January 12, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE:   Capital Resource Funding, Inc.
         File Ref No 333-118259

Dear Sir/Madam,

We have read the statements included in the Form 8-K, dated January 12, 2007, for Capital Resource Funding, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our replacement as the principal independent accountants and our audit for the years ended May 31, 2006 and 2005. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement with another CPA.

Very truly yours,

/s/ Traci J. Anderson, CPA
Traci J. Anderson, CPA

Charlotte, North Carolina